Exhibit 99.1

Pier 1 Imports Appoints Global Retail and Consumer Brand Executive Alasdair James President and Chief Executive Officer

FORT WORTH, Texas--(BUSINESS WIRE)--April 3, 2017--Pier 1 Imports, Inc. (NYSE:PIR) today announced that its Board of Directors has named Alasdair James, 46, as President and Chief Executive Officer, with an effective start date of May 1, 2017. Mr. James will be added to the Company’s Board of Directors after his employment commences.

“In our search for a new leader to navigate Pier 1 Imports through this challenging and exciting retail environment, our Board sought an innovative, customer-centric and proven leader with a visionary perspective,” said Terry E. London, Chairman of the Board of Pier 1 Imports. “Alasdair comes to us with the strong, consumer-focused background, track record of success and strategic capability we were seeking. We are thrilled to have him join Pier 1 Imports to lead our future success.”

“With more than 15 years of retail and consumer goods experience in the U.S., U.K. and China, Alasdair has the expertise and global operating skills necessary to drive long-term success for our brand. He is a proven leader in the consumer space, broadly-skilled in sales, marketing, brand management and data analytics, with a track record of implementing consumer-facing initiatives to transform businesses in tough environments while driving operational improvement.”

“We undertook the kind of thorough and thoughtful search process that our shareholders, customers, business partners and employees deserve. As a result of that process, it became very clear to us that Alasdair is the right person to lead Pier 1 Imports. He has the unanimous support of our Board.”

Commenting on his appointment, Mr. James, incoming President and CEO, stated, “I am thrilled and honored to lead this great organization and be the steward of a brand as storied as Pier 1 Imports. I look forward to working with such an accomplished executive team who have, over the past five years, successfully transformed the Company to a fully functional omni-channel business. The Company’s exceptional brand recognition, loyal customer base and special and deeply-rooted company culture provide a strong platform for future success. I believe there is a significant opportunity in front of us to continue to transform the business and drive growth and shareholder value in today’s quickly evolving retail landscape.”

Mr. James spent his early career in international marketing and account management in positions of increasing responsibility across the globe, first at PepsiCo (NYSE:PEP) and then at GlaxoSmithKline PLC (NYSE:GSK), culminating with the position of Global Marketing Director for Future Brands. In 2007, he joined Tesco PLC (LON:TSCO), one of the world’s largest retailers, where he held several senior executive roles during a period of constant innovation, transformation and reinvention at the company. During his tenure at Tesco, Mr. James served as Commercial Director of the Global Business Unit, as well as Executive Vice President and Commercial Director of Tesco China. Mr. James was most recently with Sears Holdings Corporation (Nasdaq:SHLD), where he served since 2014 as President of Kmart. During his tenure, Mr. James transformed the business into a consumer-focused, digitally-enabled and omni-channel-driven retailer, resulting in substantial growth in digital sales and average customer ticket.

About Pier 1 Imports

Pier 1 Imports is dedicated to offering customers exclusive, one-of-a-kind products that reflect high quality at a great value. Starting with a single store in 1962, Pier 1 Imports’ product is now available in retail stores throughout the U.S. and Canada and online at pier1.com. For more information about Pier 1 Imports or to find the nearest store, please visit pier1.com.

CONTACT:
Pier 1 Imports, Inc.
Investor Relations
Bryan Hanley, 817-252-6083
or
Media Relations
Jennifer Engstrand, 817-252-8161